Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:                      Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces Third Quarter 2017 Results

•                  Interest income on loans for the three months ended September 30, 2017 rose by 6.01% to $13.84 million from $13.05 million for the three months ended September 30, 2016.

•                  The growth in interest on loans occurred as loans receivable rose by 7.39% to $1.435 billion at September 30, 2017 from $1.336 billion at December 31, 2016.

•                  Deposits at September 30, 2017 grew by 5.23% to $1.571 billion from $1.493 billion at December 31, 2016.

•                  Non-performing assets declined by 26.54% to $3.35 million at September 30, 2017 from $4.56 million at December 31, 2016.

•                  The Board of Directors approved a quarterly cash dividend of $0.20 per share, which is Territorial Bancorp Inc.’s 32nd consecutive quarterly dividend.

Honolulu, Hawaii, October 25, 2017 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $4.17 million or $0.44 per diluted share for the three months ended September 30, 2017, compared to $4.16 million or $0.44 per diluted share for the three months ended September 30, 2016.

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.20 per share.  The dividend is expected to be paid on November 22, 2017 to stockholders of record as of November 8, 2017.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “We continue to perform well as Hawaii’s economy continues to prosper.  Deposits and our loan portfolio continue to grow and our asset quality remains excellent.”

Interest Income

Net interest income, after provisions for loan losses, increased to $14.61 million for the three months ended September 30, 2017 from $14.60 million for the three months ended Septembr 30, 2016. Total interest income was $17.18 million for the three months ended September 30, 2017 compared to $16.67 million for the three months ended September 30, 2016. The increase in interest income was primarily due to a $785,000 increase in interest income on loans, which occurred primarily because of the $141.05 million growth in average loans receivable since  the third quarter of 2016, as new loan originations exceeded loan repayments and loan sales.  The increase in interest income on loans was offset by a $327,000 decline in interest income on investment securities, primarily due to a $37.21 million decrease in the average balance of investment securities since the third quarter of 2016, as repayments and sales exceeded securities purchased and a four basis point decline in the average yield on the investment portfolio.

Interest Expense and Provision for Loan Losses

Total interest expense increased to $2.52 million for the three months ended September 30, 2017 from $1.96 million for the three months ended September 30, 2016.  Interest expense on deposits grew to $2.03 million for the three months ended September 30, 2017 from $1.49 million for the three months ended September 30, 2016.  The increase in interest expense on deposits occurred because of a $90.07 million growth in average total deposits since the third quarter of 2016 and a 12 basis point increase in the cost of savings deposits.  For the three months ended September 30, 2017, the provision for loan losses was $54,000 compared to $107,000 for the three months ended September 30, 2016.

Noninterest Income

Noninterest income was $909,000 for the three months ended September 30, 2017 compared to $1.00 million for the three months ended September 30, 2016.  The $94,000 decrease in noninterest income was primarily due to an $86,000 decrease in gain on the sale of loans and a $66,000 decrease in service fees on loan and deposit accounts.  These decreases were offset by a $90,000 increase in gain on sale of investment securities for the three months ended September 30, 2017, as compared to the three months ended September 30, 2016.

Noninterest Expense

Noninterest expense increased by $116,000 to $8.76 million for the three months ended September 30, 2017 compared to $8.65 million for the three months ended September 30, 2016.  The primary cause of the increase in noninterest expense was a $97,000 increase in occupancy expense which resulted primarily from an increase in rent and repairs and maintenance expenses.

Income Taxes

Income tax expense for the three months ended September 30, 2017 was $2.58 million compared to $2.79 million for the three months ended September 30, 2016.  Income tax expense in the third quarter of 2017 included a $150,000 tax benefit related to the exercise of stock options. Starting in 2017, a new accounting standard requires that any excess tax benefits resulting from the exercise of stock options be recognized in income tax expense.  Prior to the adoption of the new standard, the excess tax benefits were recorded as additional paid-in capital.  The amount of tax benefits or deficiencies recognized in income tax expense depends on the number of options exercised, the exercise price and the stock price at the time the options are exercised.

Assets and Equity

Total assets increased by $84.90 million to $1.962 billion at September 30, 2017 from $1.878 billion at December 31, 2016.  Loans receivable rose by $98.77 million to $1.435 billion at September 30, 2017 from $1.336 billion at December 31, 2016 as residential mortgage loan originations exceeded loan repayments and sales. The growth in loans receivable was funded primarily by a $78.17 million increase in deposits and a $22.89 million decrease in cash and cash equivalents.  Deposits increased to $1.571 billion at September 30, 2017 from $1.493 billion at December 31, 2016.  Investment securities, including $2.91 million of securities classified as available for sale, increased to $414.57 million at September 30, 2017 from $407.66 million at December 31, 2016 as the purchase of securities exceeded repayments and the sale of securities. Total stockholders’ equity increased to $237.29 million at September 30, 2017 from $229.79 million at December 31, 2016.  The increase in stockholders’ equity occurred as the Company’s net income for the year exceeded dividends paid to shareholders.

Capital Management

For the quarter ended September 30, 2017, the Company did not repurchase any shares under its previously announced seventh repurchase program, which permits the repurchase of up to 275,000 shares or approximately 3% of the current outstanding shares.  The Company uses share repurchases as part of its overall program to enhance shareholder value.  In evaluating the share repurchase programs, the Company considers the effect of repurchases on its tangible book value per share. At the Company’s current share price level, the amount of dilution to tangible book value may continue to limit the Company’s share repurchases.  The Company will continue to closely monitor this issue and, depending on market and other conditions, will conduct repurchases when it makes financial sense.

As of September 30, 2017, the Company has 538,393 outstanding, exercisable stock options.  The exercise of options would increase the number of shares outstanding, which among other things, would reduce earnings per share.

Asset Quality

Total delinquent loans 90 days or more past due and not accruing totaled $693,000 (4 loans) at September 30, 2017, compared to $1.40 million (7 loans) at December 31, 2016.  Non-performing assets totaled $3.35 million at September 30, 2017 compared to $4.56 million at December 31, 2016.  The ratio of non-performing assets to total assets declined to 0.17% at September 30, 2017 from 0.24% at December 31, 2016.  The allowance for loan losses at September 30, 2017 was $2.50 million and represented 0.17% of total loans compared to $2.45 million and 0.18% of total loans as of December 31, 2016.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank.  Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii.  Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 29 branch offices in the state of Hawaii.  For additional information, please visit the Company’s website at:  https://www.territorialsavings.net.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

• statements of our goals, intentions and expectations;

• statements regarding our business plans, prospects, growth and operating strategies;

• statements regarding the asset quality of our loan and investment portfolios; and

• estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

• general economic conditions, either nationally, internationally or in our market areas, that are worse than expected;

• competition among depository and other financial institutions;

• inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

• adverse changes in the securities markets;

• changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

• our ability to enter new markets successfully and capitalize on growth opportunities;

• our ability to successfully integrate acquired entities, if any;

• changes in consumer spending, borrowing and savings habits;

• changes in market and other conditions that would affect our ability to repurchase our shares of common stock;

• changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

• changes in our organization, compensation and benefit plans;

• changes in our financial condition or results of operations that reduce capital available to pay dividends; and

• changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Interest income:
Loans	$13,837	$13,052	$40,877	$38,060
Investment securities	3,169	3,496	9,328	11,121
Other investments	171	121	530	411
Total interest income	17,177	16,669	50,735	49,592

Interest expense:
Deposits	2,033	1,485	5,459	4,363
Advances from the Federal Home Loan Bank	264	259	779	772
Securities sold under agreements to repurchase	221	220	654	656
Total interest expense	2,518	1,964	6,892	5,791

Net interest income	14,659	14,705	43,843	43,801
Provision for loan losses	54	107	2	219

Net interest income after provision for loan losses	14,605	14,598	43,841	43,582

Noninterest income:
Service fees on loan and deposit accounts	427	493	1,490	1,422
Income on bank-owned life insurance	228	240	681	727
Gain on sale of investment securities	150	60	431	250
Gain on sale of loans	28	114	154	304
Other	76	96	234	320
Total noninterest income	909	1,003	2,990	3,023

Noninterest expense:
Salaries and employee benefits	5,201	5,265	15,254	15,947
Occupancy	1,529	1,432	4,439	4,285
Equipment	882	865	2,630	2,683
Federal deposit insurance premiums	152	144	448	596
Other general and administrative expenses	997	939	3,451	3,181
Total noninterest expense	8,761	8,645	26,222	26,692

Income before income taxes	6,753	6,956	20,609	19,913
Income taxes	2,580	2,792	7,814	7,928
Net income	$4,173	$4,164	$12,795	$11,985

Basic earnings per share	$0.45	$0.45	$1.38	$1.31
Diluted earnings per share	$0.44	$0.44	$1.34	$1.28
Cash dividends paid per common share	$0.30	$0.18	$0.70	$0.54
Basic weighted-average shares outstanding	9,280,018	9,102,837	9,250,537	9,065,892
Diluted weighted-average shares outstanding	9,521,201	9,325,506	9,535,875	9,280,260

Territorial Bancorp Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except per share data)

	September 30,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$38,385	$61,273
Investment securities available for sale	2,910	—
Investment securities held to maturity, at amortized cost (fair value of $415,112 and $407,922 at September 30, 2017 and December 31, 2016, respectively).	411,657	407,656
Loans held for sale	495	1,601
Loans receivable, net	1,434,753	1,335,987
Federal Home Loan Bank stock, at cost	5,013	4,945
Federal Reserve Bank stock, at cost	3,103	3,095
Accrued interest receivable	4,985	4,732
Premises and equipment, net	5,658	4,327
Bank-owned life insurance	43,976	43,294
Deferred income tax assets, net	7,172	7,905
Prepaid expenses and other assets	4,350	2,747
Total assets	$1,962,457	$1,877,562

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,571,367	$1,493,200
Advances from the Federal Home Loan Bank	69,000	69,000
Securities sold under agreements to repurchase	55,000	55,000
Accounts payable and accrued expenses	24,341	23,258
Income taxes payable	1,693	1,616
Advance payments by borrowers for taxes and insurance	3,764	5,702
Total liabilities	1,725,165	1,647,776

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,855,555 and 9,778,974 shares at September 30, 2017 and December 31, 2016, respectively	99	98
Additional paid-in capital	72,729	71,914
Unearned ESOP shares	(5,505)	(5,872)
Retained earnings	175,286	168,962
Accumulated other comprehensive loss	(5,317)	(5,316)
Total stockholders’ equity	237,292	229,786
Total liabilities and stockholders’ equity	$1,962,457	$1,877,562

Territorial Bancorp Inc. and Subsidiaries

Selected Financial Data (Unaudited)

	Three Months Ended
	September 30,
	2017	2016

Performance Ratios (annualized):
Return on average assets	0.85%	0.90%
Return on average equity	6.97%	7.25%
Net interest margin on average interest earning assets	3.12%	3.30%
Efficiency Ratio	56.28%	55.04%

	At September 30,	At December 31,
	2017	2016

Selected Balance Sheet Data:
Book value per share (1)	$24.08	$23.50
Stockholders' equity to total assets	12.09%	12.24%

Asset Quality
(Dollars in thousands):
Delinquent loans 90 days past due and not accruing	$693	$1,401
Non-performing assets (2)	$3,349	$4,559
Allowance for loan losses	$2,499	$2,452
Non-performing assets to total assets	0.17%	0.24%
Allowance for loan losses to total loans	0.17%	0.18%
Allowance for loan losses to non-performing assets	74.62%	53.78%

Note:

(1) Book value per share is equal to stockholders' equity divided by number of shares issued and outstanding

(2) Non-performing assets consist of non-accrual loans and real estate owned.  Amounts are net of charge-offs